Exhibit 99.1

Callon Petroleum Company Announces Death of Chairman and Chief Executive Officer, Fred L. Callon

NATCHEZ, Miss., May 25, 2017 — Callon Petroleum Company (NYSE: CPE) announced today that Chairman and Chief Executive Officer, Fred L. Callon, died suddenly and unexpectedly on May 24, 2017. Joe Gatto, President and Chief Financial Officer commented, “It is with great sorrow that we announce the untimely passing of our dear friend and esteemed CEO. Fred was, and always will be, the symbol of Callon’s core values and dedication to our employees and partners. On behalf of our Board of Directors, management team and employees, we extend our deepest sympathies to Fred’s family. Callon’s Board of Directors will be convening today to discuss the Company’s plan for succession to ensure the continuity of its strategic direction and operations.”

About Callon Petroleum Company

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com and will be archived there for subsequent review under the “News” link on the top of the homepage.

For further information contact:

Eric Williams

Manager, Investor Relations

1-800-451-1294